EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 15, 2013, with respect to the consolidated financial statements of CarePoint Partners Holdings, LLC and subsidiaries for the years ended December 31, 2012 and 2011 included in the Current Report of BioScrip, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of BioScrip, Inc. on Form S-3 (File No. 333-187336) and on Forms S-8 (File No. 333-107306, File No. 333-107307, File No. 333-123701, File No. 333-123704, File No. 333-150985, File No. 333-165749, File No. 333-176291 and File No. 333-187679).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

November 8, 2013